SUB-ADVISORY AGREEMENT

AMONG

WILMINGTON FUNDS,

WILMINGTON FUNDS MANAGEMENT CORPORATION AND

NIKKO ASSET MANAGEMENT AMERICAS, INC.

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of the 30th day of September 2016, among the Wilmington Funds, a Delaware statutory trust (the “Trust”), Wilmington Funds Management Corporation (the “Adviser”), a corporation organized under the laws of the state of Delaware and Nikko Asset Management Americas, Inc., a corporation organized under the laws of the state of Delaware (the “Sub-Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest; and

WHEREAS, the Wilmington Multi-Manager International Fund (the “Fund”) is a series of the Trust; and

WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Contract between the Trust and the Adviser under which the Adviser is responsible for the coordination of investment of the Fund’s assets in portfolio securities; and

WHEREAS, the Adviser is authorized under the Investment Advisory Contract to delegate its investment responsibilities to one or more persons or companies;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1. Appointment of Sub-Adviser. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Adviser may, from time to time, make additions to and withdrawals from the Fund Account.

2. Acceptance of Appointment. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Fund with respect to the investments of the Fund Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. Delivery of Documents. The Adviser has furnished or shall furnish by the date hereof the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

A. The Fund’s Investment Advisory Contract;

B. The Fund’s most recent Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission;

C. The Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws; and

D. Any policies, procedures or instructions adopted or approved by the Trust’s Board of Trustees relating to obligations and services provided by the Sub-Adviser.

4. Portfolio Management Services of the Sub-Adviser. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and to sell securities for the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof and Schedule A hereto (as amended from time to time). In providing portfolio management services to the Fund Account, the Sub-Adviser shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the supervision and control of the Board of Trustees of the Trust, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Adviser, the investment objective, policies and restrictions of the Trust applicable to the Fund furnished pursuant to Section 5 of this Agreement, the provisions of Schedule A and Schedule B hereto and other instructions communicated to the Sub-Adviser by the Adviser in accordance with Section 30 hereof. The Sub-Adviser is not authorized by the Trust to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. Notwithstanding anything provided herein, this Agreement will not be deemed to have been breached and the Sub-Adviser will not be liable to the Adviser or the Trust as a result of changes in the price or value of investments of the Fund Account, market movements or any issue, redemption or cancellation of investments of the Fund Account by, or capital reconstruction of, a company in which investments are held for the Fund Account, unless the Sub-Adviser has engaged in a Disabling Conduct (defined below). The Sub-Adviser shall maintain on behalf of the Trust the records listed in Schedule B hereto (as amended from time to time). At the Trust’s reasonable request, the Sub-Adviser will consult with the Trust or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account.

4A. Delegation. The Adviser authorizes the Sub-Adviser to: (i) delegate in whole or in part the performance of any and all of its duties or functions under this Agreement and the exercise of any or all of its discretion in managing the assets of the Fund and investment decisions for the Fund with respect to the investments of the Fund Account to Nikko Asset Management Co., Ltd., an affiliate of the Sub-Adviser whose registered office is at Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan, and (ii) provide such information as is reasonably necessary to perform the functions delegated to Nikko Asset Management Co., Ltd. The Sub-Adviser agrees that it shall remain liable for the acts or omissions of Nikko Asset Management Co., Ltd, as if such acts or omissions were its own.

Nikko Asset Management Co., Ltd. is regulated in Japan by the Financial Services Agency of Japan and registered as a Financial Instruments Firm (Registration Number: Director of Kanto Local Finance Bureau No. 368), and it is also registered with the U.S. Securities and Exchange Commission as an investment adviser.

4B. Restrictions on Shareholder Rights in Certain Investments. Subject to the investment objectives, policies, and restrictions applicable to the Fund Account, the Sub-Adviser may invest in shares of companies operating within specific industries (e.g., airline, broadcasting, telecommunications) deemed to be in the national interest of Japan, even though the rights (e.g., voting rights) of shareholders of such shares may be severely limited or may not be exercised at all pursuant to foreign ownership limitation provisions of certain applicable Japanese laws (e.g., the Aviation Law, Broadcast Law, NTT Law). This provision shall not be deemed to constitute any waiver of the fiduciary duties and responsibilities of the Sub-Adviser to the Fund under the Investment Advisers Act of 1940 (the “Advisers Act”).

5. Investment Objective, Policies and Restrictions. The Trust will provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Fund Account as contained in the Fund’s Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board of Trustees supplemental thereto. The Trust agrees, on an ongoing basis, to notify the Sub-Adviser in writing of each change in the fundamental and non-fundamental investment policies of the Fund and will provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Trust retains the right, on written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. Transaction Procedures and Custodian. All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Trust shall ensure that the Custodian is obliged to comply with any reasonable instructions the Sub-Adviser may give under this Agreement and shall take all such other steps as the Sub-Adviser may reasonably require to enable the Sub-Adviser to fulfil its obligations under this Agreement. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the administrator designated by the Trust or any other designated agent of the Trust, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Schedule B hereto (as amended from time to time). The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian. Notwithstanding the foregoing, the Sub-Adviser shall take all reasonable steps to assist the Custodian in the event the Custodian fails to confirm in writing proper execution of the instructions.

7. Allocation of Brokerage. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed, subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board of Trustees.

A. In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing the best price and execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Trust, the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with certain brokers, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser. The Sub-Adviser is also authorized to place orders with certain brokers for services deemed by the Adviser to be beneficial for the Fund; and the Sub-Adviser shall follow the directions of the Adviser or the Trust in this regard.

B. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund Account as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the best price and execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust in respect of the Fund and to such other clients.

C. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund Account with a broker or dealer which is (i) an affiliated person of the Trust, the Adviser or any sub-adviser for any Fund of the Trust; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Trust’s Rule 17e-1 procedures, as adopted in accordance with

Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Trust’s Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Adviser agrees that by the date hereof, it will provide the Sub-Adviser with a list of such affiliated brokers and dealers, and shall promptly provide the Sub-Adviser with an updated list in the event there are changes to such affiliated brokers and dealers.

D. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Fund, which is advising the Fund, concerning the Sub-Adviser or its affiliated persons’ transactions with the Fund in securities or other assets of the Fund, and (ii) will be limited to providing investment advice and discretionary portfolio management services with respect to the Fund Account.

E. Notwithstanding any other provisions of this Agreement, the Sub-Adviser reserves the right not to effect transactions in any investments for the Fund Account that would, at the time of the transaction, be on any restricted list maintained by the Sub-Adviser. This provision shall not be deemed to constitute any waiver of the fiduciary duties and responsibilities of the Sub-Adviser to the Fund under the Advisers Act.

8. Proxies and Class Actions.

A. Except as otherwise agreed in writing by the parties, the Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time. At the request of the Adviser, the Sub-Adviser shall provide the Adviser with its recommendations as to the voting of such proxies.

B. The Sub-Adviser is not responsible for and is not authorized to represent the Fund’s interests in connection with litigation affecting companies whose securities may be held in the Fund Account from time to time. The Adviser retains full and sole authority to determine whether or not to commence, settle or terminate litigation against any such company, including any decision to participate as a member of a class action litigation that may arise with respect to any such company, or to release claims that the Fund may have against any such company. Accordingly, the Adviser has the sole responsibility to instruct the Custodian to direct any correspondence relating to such litigation to the Adviser. At the request of the Adviser, the Sub-Adviser shall provide the Adviser with information reasonably available as to such litigation, provided however, such information shall not be considered legal advice and may not be relied upon.

9. Reports to the Sub-Adviser. The Trust will provide the Sub-Adviser with such periodic reports concerning the status of the Fund Account as the Sub-Adviser may reasonably request.

10. Fees for Services. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Trust in accordance with the attached Schedule C.

11. Other Investment Activities of the Sub-Adviser. The Trust acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”). Subject to the provisions of Section 7(b) hereof, the Trust agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objective and policies of the Fund Account and any specific investment restrictions applicable thereto. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12. Certificate of Authority. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions or other documentation of their Boards of Trustees/Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, a Fund Account, the Adviser and/or the Sub-Adviser.

13. Limitation of Liability and Indemnification.

A. The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken, omitted or suffered to be taken by it unless such acts or omissions have resulted from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty (hereinafter, “Disabling Conduct”). Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act.

B. The Adviser agrees to indemnify and hold the Sub-Adviser, its directors, officers, shareholders, affiliated persons, employees, members, managers, agents, advisers, controlling persons, sub-advisers, assigns and representatives and the legal representatives and affiliates of any of them and any person who was at the time in question such a person (each, a “Sub-Adviser Indemnified Person”) harmless from and against any losses, expenses, judgments, disbursements, suits, claims, liabilities, obligations, fines, penalties, charges, settlement costs, fees and related expenses (including attorneys’ fees and expenses), costs, damages and interest on any of the foregoing (collectively, “Damages”) in connection with any action, suit, claim, inquiry, investigation, appeal or other proceeding, whether civil or criminal, whether pending or threatened, whether or not the Sub-Adviser Indemnified Person is or may be a party thereto, before any court or administrative or investigative body which arise out of or are in connection with this Agreement or the Fund Account, except with respect to any matter which shall have been finally determined by a court of competent jurisdiction to have resulted from such Sub-Adviser Indemnified Person’s Disabling Conduct.

C. The Sub-Adviser agrees to indemnify and hold the Adviser, its directors, officers, shareholders, affiliated persons, employees, members, managers, agents, advisers, controlling persons, sub-advisers, assigns and representatives and the legal representatives and affiliates of any of them and any person who was at the time in question such a person (each, an “Adviser Indemnified Person”) harmless from and against any Damages in connection with any action, suit, claim, inquiry, investigation, appeal or other proceeding, whether civil or criminal, whether pending or threatened, whether or not the Adviser Indemnified Person is or may be a party thereto, before any court or administrative or investigative body which arise out of or are in connection with this Agreement or the Fund Account, except with respect to any matter which shall have been finally determined by a court of competent jurisdiction to have resulted from such Adviser Indemnified Person’s Disabling Conduct.

13A. Risk Acknowledgement. The Sub-Adviser does not guarantee the future performance of the Fund, any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use including the investment strategy, or the success of the overall management of the Fund. Any target, including any risk or performance target, is merely a target and there can be no assurance that the target will be attained. The Adviser and the Trust understand that the Sub-Adviser’s investment decisions made for the Fund Account are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The strategies employed in the Fund Account are complex and the Adviser and the Trust acknowledge their understanding of the methods that the Sub-Adviser uses when managing the Fund Account. Strategies use active management of investments. Past performance is not an indication of future performance.

14. Confidentiality. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with (i) applicable law, rule or regulation, or a court order, or (ii) any demand of any government, regulatory or taxing authority having jurisdiction, or any self-regulatory agency, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof. Notwithstanding the foregoing, the Sub-Adviser may disclose information relating to the Adviser, the Trust and/or the Fund Account to its subsidiaries, affiliated persons, employees, officers or agents thereof, third party or parties to whom the Sub-Adviser or affiliated persons outsource their investment advisory back office operations (“Outsourcee”), third party or parties to whom the Outsourcee re-outsources the investment advisory back office operations of the Sub-Adviser or affiliated persons, the Sub-Adviser or affiliated persons’ adviser, consultant, attorney, accountant, or any other agent of the Sub-Adviser or affiliated persons and, where relevant, to a sub-adviser of the Sub-Adviser or the Custodian in relation to transactions undertaken for the Fund

Account (hereinafter referred to as “Recipients”), if the Sub-Adviser or affiliated persons consider it necessary or beneficial, upon undertaking reasonable steps to ensure Recipients’ compliance with the confidentiality provisions of this Agreement. The Sub-Adviser shall take steps to ensure that the Fund’s portfolio holdings information is shared only with such persons that are subject to a duty of confidentiality and duty not to trade on such information. The provisions of this Section 14 shall survive any termination of this Agreement.

15. Assignment. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Trust and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

A. The Sub-Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund Account as contemplated hereby.

B. The Trust will deliver to the Sub-Adviser a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

C. The Trust is currently in material compliance and shall at all times continue to so comply with the requirements imposed upon the Trust by applicable law and regulations, including, but not limited to, applicable anti-money laundering rules and regulations.

17. Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants and agrees that:

A. The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

B. The Adviser is currently in material compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

C. The Sub-Adviser does not provide tax advice. All recommendations that have tax ramifications should be reviewed by the Adviser’s tax advisors before implementing. The Adviser and its tax advisors remain fully responsible for the management of the Adviser’s affairs for tax purposes. The Adviser will hold the Sub-Adviser harmless for tax consequences of the Sub-Adviser’s recommendations.

D. The selection of the Custodian is not the responsibility of the Sub-Adviser. The Sub-adviser has no responsibility for the any actions or inaction of the Custodian.

E. Subject to approval by the Board of Trustees, where applicable, the Adviser shall execute any other agreements with broker-dealers, custodians, or other service providers the Sub-Adviser deem reasonably necessary in connection with this Agreement in a timely manner. The Adviser will promptly notify the Sub-Adviser of any changes to the Custodian, and any arrangements with the Custodian, which govern the loaning of securities. The Adviser also agrees to provide the Sub-Adviser with any other information and/or documentation that the Sub-Adviser may reasonably request in furtherance of this Agreement or related to the Fund’s investment needs, goals, objectives, and risk tolerance for the Fund Account.

F. The Adviser is solely responsible for determining the investment guidelines of the Fund in light of applicable laws and regulations that may be applicable to the Adviser, the Fund, and the Fund Account (including those outside the scope of this Agreement). The Sub-Adviser shall have no responsibility for determining whether the investment guidelines of the Fund are appropriate in light of the foregoing.

18. Representations. Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

A. The Sub-Adviser is registered as an “investment adviser” under the Advisers Act or is a “bank” as defined in Section 202(a)(2) of the Advisers Act.

B. The Sub-Adviser is currently in material compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

C. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust, in the manner required or permitted by the 1940 Act, the records identified in Schedule B. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule B) are the property of the Trust, and will be surrendered to the Trust promptly upon request, it being agreed that the Sub-Adviser may maintain copies for its records. The Sub-Adviser agrees to keep confidential all records of the Trust and information relating to the Trust in accordance with Section 14 hereof, unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser. The Trust and the Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings, when required to divulge such information or records to duly constituted authorities, or when requested to divulge such information in the context of a regulatory examination or investigation being conducted by one of its regulators.

D. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Adviser or the Trust may from time to time require to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions. Unless there is a Disabling Conduct, none of the Sub-Adviser, its employees, agents or affiliates will incur any liability or responsibility for any determination or the accuracy of the valuation information (including those provided by a third party).

E. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, an authorized officer or employee of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Sub-Adviser shall permit the Trust, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1).

F. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

G. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

19. Amendment. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Board of Trustees and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

20. Effective Date; Term. The initial term of this Agreement shall commence on the date first written above and shall end on September 30, 2018. This Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

21. Termination.

A. This Agreement may be terminated by the Trust (by a vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

B. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty, (i) immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or (ii) otherwise by the Adviser or the Sub-Adviser upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

C. This Agreement may be terminated by any party hereto, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event that (i) termination of this Agreement is required by any relevant competent authority, or (ii) the other party hereto has gone into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation on terms previously approved in writing by the other parties).

D. Termination of this Agreement, however caused, shall not affect any contractual provision intended to survive termination, or any rights, indemnities, existing commitments or liabilities which have accrued prior to the date of termination, and such termination shall be without prejudice to the completion of any transactions initiated prior to the receipt of such notice (which shall be executed or completed notwithstanding such termination). Termination of this Agreement shall not affect the completion of any transaction which is in progress at the time at which such termination occurs.

22. Definitions. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

23. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business as follows:

If to Adviser:

Wilmington Funds Management Corporation

1100 North Market Street

Wilmington, DE 19890

If to Trust:

Wilmington Funds

111 South Calvert Street

26th Floor

Baltimore, MD 21202

If to Sub-Adviser:

Nikko Asset Management Americas, Inc.

Attn: Legal Department

535 Madison Avenue, Suite 2500

New York, NY 10022

Any notice, correspondence, or other communication required in connection with this Agreement will be deemed effective upon receipt if delivered to any party at their address and contacts listed above unless (a) the relevant party has notified the other parties of another address in writing, or (b) the relevant party has consented in writing to receive such notice, correspondence, or other communication from the other parties by electronic delivery (e.g., e-mail). All of the Adviser’s directions to the Sub-Adviser (including notices, instructions and directions relating to changes in the investment objectives) shall be in writing. The Sub-Adviser may rely upon any such direction, notice, or instruction unless and until the Sub-Adviser has been advised in writing of changes thereto. If the Adviser or the Trust chooses to provide the Sub-Adviser with an e-mail address or other method of electronic communication, that authorizes the Sub-Adviser to contact the Adviser or the Trust through that method and hold the Sub-Adviser harmless for providing confidential information to the Adviser or the Trust through that method.

24. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25. Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

26. Entire Agreement. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

28. Force Majeure. Provided that Sub-Adviser maintains a commercially reasonable business continuity plan, then, in the event of any failure, interruption or delay in the performance of the Sub-Adviser’s obligations under this Agreement resulting from acts, events or circumstances not reasonably within its control including, but not limited to, acts of God, earthquakes, industrial disputes, acts or regulations of any governmental or supranational bodies or authorities, the Sub-Adviser shall not be liable or have any responsibility of any kind for any loss or damage thereby incurred or suffered by the Adviser or the Trust.

29. Receipt of Disclosures. The Adviser acknowledges and agrees that the Sub-Adviser has provided the Adviser with a copy of its Form ADV Part 2A and 2B by email at no cost before or at the time of execution of this Agreement and that the Adviser will receive the updated Form ADV Part 2A and 2B by email unless the Adviser elects to receive them by other means.

30. Proper Instructions. The Sub-Adviser shall be under no liability on account of anything done or permitted by the Sub-Adviser to be done in good faith as a result of Proper Instructions that the Sub-Adviser receive from the Trust or the Adviser. “Proper Instructions” means instructions in respect of any of the matters referred to in this Agreement by telephone (confirmed in writing, by mail or by facsimile) given or purported to be given, or in writing by mail or by facsimile signed or purported to be signed by such one or more persons the Trust and the Adviser, respectively, have notified the Sub-Adviser from time to time as being authorized to give the particular class of instruction in question, and unless the Sub-Adviser shall have received written notice to the contrary, whether or not the authority of any such person shall have been terminated (each of such persons being hereinafter referred to as an “Authorized Signatory”). The names and specimen signatures of the Authorized Signatories will initially be provided to the Sub-Adviser by the Trust and the Adviser following execution of this Agreement, and in each case shall remain in force unless and until the Sub-Adviser receives from the Trust or the Adviser written instructions revoking the authority of the Authorized Signatory. The Sub-Adviser may also act pursuant to oral instructions from any one Authorized Signatory and the Trust or the Adviser, as the case may be, shall confirm such instructions subsequently in the manner described above; the Sub-Adviser shall be under no liability or duty to obtain such confirmation; provided, however, the Sub-Adviser need not act on instructions it reasonably believes to be: (a) in contravention of any law or rule in any relevant jurisdiction, but in such event the Sub-Adviser shall endeavor to notify the Trust or the Adviser, as the case may be, without delay; (b) unclear, ambiguous or in conflict with other instructions received; or (c) inconsistent with the terms of this Agreement. The Sub-Adviser shall notify the Trust or the Adviser, as the case may be, in writing if the Sub-Adviser is not going to act on the instructions from the Trust or the Adviser.

31. Further Assurance. Each party shall at its own expense execute such documents and do all other things as may be reasonably be required by the other parties hereto to obtain the full benefit of this Agreement and to assure to the other parties hereto the rights agreed to be granted to it under this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

WILMINGTON FUNDS, on behalf of the Wilmington Multi-Manager International Fund

By:
Name: John C. McDonnell Title: Vice President

NIKKO ASSET MANAGEMENT AMERICAS, INC.

By:
Name: Lawrence Prager Title: Chief Investment Officer Senior Managing Director

WILMINGTON FUNDS MANAGEMENT CORPORATION

By:
Name: John J. Kelley Title: President

SCHEDULE A

OPERATING PROCEDURES

From time to time the Adviser shall issue written Operating Procedures which shall govern reporting of transactions and other matters so as to facilitate (i) the monitoring of the Trust’s compliance with the restrictions and limitations applicable to the operations of a registered investment company and (ii) the preparation of reports to the Board of Trustees, regulatory authorities and shareholders.

SUBSTANTIVE LIMITATIONS

A.	The Sub-Adviser will manage the Fund Account as if the Fund Account were a registered investment company subject to the investment objective, policies and limitations applicable to the Fund stated in the Trust’s Prospectus and Statement of Additional Information, as from time to time in effect, included in the Trust’s registration statement or a supplement thereto under the Securities Act of 1933 and the Investment Company Act of 1940 (the “1940 Act”), as each may be amended from time to time; provided, however, that if a more stringent restriction or limitation than any of the foregoing is stated in Section B of this Schedule, the more stringent restriction or limitation shall apply to the Fund Account.

B.	The Sub-Adviser shall not, without the written approval of the Adviser, on behalf of the Fund Account:

1.	purchase securities of any issuer if such purchase would cause more than 10% of the voting securities of such issuer to be held in the Fund Account (1940 Act §5(b)(1); IRC §851(b)(4)(a)(ii));

2.	purchase securities if such purchase would cause:

a.	more than 3% of the outstanding voting stock of any other investment company to be held in the Fund Account (1940 Act §12(d)(1)(A)(i)),

b.	securities issued by any other investment company having an aggregate value in excess of 5% of the value of the total assets in the Fund Account to be held in the Fund Account (1940 Act §12(d)(1)(A)(ii)),

c.	securities issued by all other investment companies (other than Treasury Stock) having an aggregate value in excess of 10% of the value of the total assets of the Fund Account to be held in the Fund Account (1940 Act §12(d)(1)(A)(iii)),

d.	more than 10% of the outstanding voting stock of any registered closed-end investment company to be held in the Fund Account, and by any other investment company having as its investment adviser any of the Sub-Advisers, the Adviser, or any other investment adviser to the Trust (1940 Act §12(d)(1)(C));

3.	purchase securities of any insurance company if such purchase would cause more than 10% of the outstanding voting securities of any insurance company to be held in the Fund Account (1940 Act §12(d)(2)); or

4.	purchase securities of or any interest in any person who is a broker, a dealer, is engaged in the business of underwriting, is an investment adviser to an investment company or is a registered investment adviser under the Investment Advisers Act of 1940 unless

a.	such purchase is of a security of any issuer that, in its most recent fiscal year, derived 15% or less of its gross revenues from securities-related activities (1940 Act Rule 12d3-l(a)), or

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b.	despite the fact that such purchase is of any security of any issuer that derived more than 15% of its gross revenues from securities-related activities:

(1)	immediately after the purchase of any equity security, the Fund Account would not own more than 5% of outstanding securities of that class of the issuer’s equity securities (1940 Act Rule 12d3-1(b)(1));

(2)	immediately after the purchase of any debt security, the Fund Account would not own more than 10% of the outstanding principal amount of the issuer’s debt securities (1940 Act Rule 12d3-1(b)(2)); and

(3)	immediately after the purchase, not more than 5% of the value of the Fund Account’s total assets would be invested in the issuer’s securities (1940 Act Rule 12d3-1(b)(3)).

C.	The Sub-Adviser will manage the Fund Account so that no more than 10% of the gross income of the Fund Account is derived from any source other than dividends, interest, payments with respect to securities loans (as defined in IRC §512(a)(5)), and gains from the sale or other disposition of stock or securities (as defined in the 1940 Act §2(a)(36)) or foreign currencies, or other income (including, but not limited to, gains from options, futures, or forward contracts) derived with respect to the Fund’s business of investing in such stock, securities, or currencies (IRC §851(b)(2)).

Dated: September 30, 2016

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SCHEDULE B

RECORD KEEPING REQUIREMENTS

Records To Be Maintained by the Sub-Adviser:

A.	(Rule 31a-l(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser on behalf of the Fund Account for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

1.	the name of the broker;

2.	the terms and conditions of the order and of any modification or cancellation thereof;

3.	the time of entry or cancellation;

4.	the price at which executed;

5.	the time of receipt of a report of execution; and

6.	the name of the person who placed the order on behalf of the Fund Account.

B.	(Rule 31a-l(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases (e.g. execution ability, execution and research) upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

1.	shall include the consideration given to:

a.	the sale of shares of the Trust by brokers or dealers;

b.	the supplying of services or benefits by brokers or dealers to:

(1)	the Trust,

(2)	the Adviser,

(3)	the Sub-Adviser, and

(4)	any person other than the foregoing; and

c.	any other consideration other than the technical qualifications of the brokers and dealers as such;

2.	shall show the nature of the services or benefits made available;

3.	shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation; and

4.	shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

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C.	(Rule 31a-l(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of Fund securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of Fund securities and such other information as is appropriate to support the authorization.

D.	(Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions with respect to the Fund Account.

Dated: September 30, 2016

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SCHEDULE C

FEE SCHEDULE

For the services to be provided to the Fund pursuant to the attached Sub-Advisory Agreement, the Fund shall pay the Sub-Adviser an annual fee calculated on the average daily net assets of the Fund Account as follows:

32 basis points (0.32%).

The fee shall be calculated and paid monthly in arrears based on the average daily net asset value of the Fund Account. For purposes of clarity, fees and expenses of the Custodian and all brokers, all costs incurred in connection with the acquisition and disposal of the assets of the Fund Account shall be paid out of the assets of the Fund Account.

Dated: September 30, 2016

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